Prospectus Supplement No. 9 Filed Pursuant to Rule 424(b)(3) File No. 333-137829

CAPSOURCE FINANCIAL, INC.

2305 Canyon Boulevard, Suite 103

Boulder, CO 80302

(303) 245-0515

Prospectus Supplement No. 9

(to Final Prospectus dated August 14, 2007)

This Prospectus Supplement No. 9 supplements and amends the final prospectus dated August 14, 2007, as supplemented and amended by Supplement No. 1 thereto dated August 15, 2007, Supplement No. 2 thereto dated August 20, 2007, Supplement No. 3 thereto dated August 23, 2007, Supplement No. 4 thereto dated November 2, 2007, Supplement No. 5 thereto dated November 8, 2007, Supplement No. 6 thereto dated November 19, 2007, Supplement No. 7 thereto dated December 10, 2007, and Supplement No. 8 thereto dated January 31, 2008 (collectively, the “Final Prospectus”), relating to the sale from time to time of up to 18,086,265 shares of our common stock by certain selling shareholders.

On April 1, 2008, we filed with the U.S. Securities and Exchange Commission the attached Current Report on Form 8-K relating to the resignation of our principal financial officer.

This Prospectus Supplement No. 9 should be read in conjunction with the Final Prospectus and is qualified by reference to the Final Prospectus except to the extent that the information in this Prospectus Supplement No. 9 supersedes the information contained in the Final Prospectus.

Our shares of common stock are quoted on the OTC Bulletin Board and trade under the ticker symbol “CPSO.” On March 31, 2008, the last reported sale price of our common stock was $0.21 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors”
beginning on page 6 of the Final Prospectus dated August 14, 2007.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement No. 9 is truthful or complete. Any representation to the contrary is a criminal offense.

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The date of this Prospectus Supplement No. 9 is April 1, 2008.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15 (d) of the

Securities Exchange Act Of 1934

Date of Report (Date of Earliest Event Reported): March 26, 2008

CapSource Financial, Inc.

(Exact Name of Registrant as Specified in Charter)

Colorado (State or Other Jurisdiction of Incorporation)	1-31730 (Commission File Number)	84-1334453 (IRS Employer Identification No.)

2305 Canyon Boulevard, Suite 103 Boulder, CO (Address of Principal Executive Offices)	80302 (Zip Code)

Registrant’s telephone number, including area code: (303) 245-0515

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 26, 2008, Steven J. Kutcher, Vice President and Chief Financial Officer of CapSource Financial, Inc. (the “Company”), tendered his resignation to pursue other interests, upon mutual agreement with the Company. Mr. Kutcher’s resignation will be effective as of April 15 to allow for a transition period.

In connection with his departure, Mr. Kutcher and the Company entered into a separation agreement under which the company agreed to provide Mr. Kutcher a severance payment equal to five months salary as well as the repayment of Mr. Kutcher’s loans to the Company.

Fred Boethling, CEO of the Company, indicated that Mr. Alejandro Sanchez would fulfill the duties of CFO on an interim basis until a permanent CFO is hired. Mr. Sanchez is currently Financial Manager for the Company’s Mexican operating subsidiaries. Mr. Sanchez has previously held financial management positions with NCH Corporation and Banco Nacional de Mexico (Banamex).

Fred Boethling, CEO, said, “I thank Steve for his service to the Company and we all wish him continued success in the future.”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPSOURCE FINANCIAL, INC.
(Registrant)

Date: April 1, 2008	By:	/s/ Steven E. Reichert
		Name:	Steven E. Reichert
		Title:	Vice President and General Counsel